May 31, 2017

Madison Covered Call & Equity Strategy Fund
550 Science Drive
Madison, Wisconsin 53711

Ladies and Gentlemen:

We have been requested by Madison Covered Call & Equity Strategy Fund (“MCN” or the “Acquiring Fund”), a Delaware statutory trust with transferable shares established under an Agreement and Declaration of Trust dated May 6, 2004, as amended by an Amended and Restated Agreement and Declaration of Trust dated January 1, 2013 (the “Declaration”), for our opinion pursuant to a Registration Statement on Form N-14 (the “Statement”) to be filed with the Securities and Exchange Commission, on or about May 31, 2017. We understand that MCN is about to file the Statement for the purpose of registering common shares of MCN under the Securities Act of 1933, as amended (the “1933 Act”), in connection with the proposed acquisition by the Acquiring Fund of all of the assets of Madison Strategic Sector Premium Fund, a Delaware statutory trust (the “Acquired Fund”), in exchange solely for common shares, $0.01 par value per share, of the Acquiring Fund, and the assumption by the Acquiring Fund of the liabilities of the Acquired Fund pursuant to an Agreement and Plan of Reorganization, the form of which is included in the Statement (the "Plan").
We have, as special counsel, participated in various business and other proceedings relating to MCN. We have examined copies, either certified or otherwise proved to be genuine to our satisfaction, of MCN’s Declaration, and other documents relating to its organization, operation, and proposed operation, including the proposed Plan, and certificates or comparable documents of public officials and of officers and representatives of MCN, and we have made such other investigations as, in our judgment, are necessary or appropriate to enable us to render the opinion expressed below.
We are admitted to the Bar of The Commonwealth of Massachusetts and generally do not purport to be familiar with the laws of the State of Delaware. To the extent that the conclusions based on the laws of the State of Delaware are involved in the opinion set forth herein below, we have relied, in rendering such opinions, upon our examination of Chapter 38 of Title 12 of the Delaware Code Annotated, as amended, entitled “Treatment of Delaware Statutory Trusts” and on our knowledge of interpretation of analogous common law of The Commonwealth of Massachusetts. We expressly disclaim any opinion regarding Delaware contract law or general Delaware law that may be incorporated expressly or by operation of law into the Delaware Statutory Trust Act or into the Declaration.
Based upon the foregoing, it is our opinion that the shares of MCN currently being registered, when issued in accordance with the Plan and the MCN’s Declaration, will be legally issued, fully paid and non-assessable by MCN, subject to compliance with the 1933 Act, the Investment Company Act of 1940, as amended, and applicable state laws regulating the offer and sale of securities.
With respect to the opinion expressed in the preceding paragraph, we note that, pursuant to Section 3.8 of Article 3 of the Declaration, the Trustees shall have the power, as frequently as they may determine, to cause each Shareholder to pay directly, in advance or arrears, for charges of distribution, of the custodian or transfer, Shareholder servicing or similar agent, a pro rata amount as defined from time to time by the Trustees, by setting off such charges due from such Shareholder from declared but unpaid dividends or distributions owed such Shareholder and/or by reducing the number of shares in the account of such Shareholder by that number of full and/or fractional Shares which represents the outstanding amount of such charges due from such Shareholder.
We hereby consent to the filing of this opinion with and as a part of the Registration Statement on Form N-14. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations promulgated thereunder.
Very truly yours,
/s/SULLIVAN & WORCESTER LLP
SULLIVAN & WORCESTER LLP